                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genesis HealthCare Corporation:

We consent to the use of our reports dated December 1, 2003, with respect to the combined balance sheets of Genesis HealthCare Corporation (the Company) as of September 30, 2003 and 2002, and the related combined statements of operations, owner's equity (deficit), and cash flows for each of the years in the three year period ended September 30, 2003, and the related financial statement schedule, which reports appear in the registration statement on Form S-4 of Genesis HealthCare Corporation and to the reference to our firm under the heading "Experts" in the registration statement.

Our reports contain an explanatory paragraph that refers to the Company's adoption of the provisions of Statement of Financial Accounting Standards No. 145 with regard to accounting for extinguishment of debt effective October 1, 2002.

In addition, our reports contain an explanatory paragraph that states that on October 2, 2001 the Company consummated a Joint Plan of Reorganization (the
Plan), which had been confirmed by the United States Bankruptcy Court. The Plan resulted in a change in ownership of the Company and, accordingly, effective September 30, 2001 the Company accounted for the change in ownership through "fresh-start" reporting. As a result, the combined information prior to September 30, 2001 is presented on a different cost basis than that as of and subsequent to September 30, 2001 and, therefore, is not comparable.

                                                    /s/ KPMG LLP

Philadelphia, Pennsylvania
June 14, 2004